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                                                                       EXHIBIT 5

                                 March 28, 2001


Delano Technology Corporation
302 Town Centre Boulevard
Markham, Ontario, Canada
L3G 0E8

Dear Sirs:

Re: Registration Statement of Form S-8 of Delano Technology Corporation Relating to the Digital Archaeology Corporation 1996 Stock Option Plan and the Digital Archaeology Corporation 1998 Stock Option Plan (collectively, the "Plans") -

Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Delano Technology Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 1,235,482 common shares of the Company issuable pursuant to the Plans (the "Shares").

We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the currently effective articles and by-laws of the Company, the minute books of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans and the terms of any agreement relating to any of the options granted thereunder, will be validly issued as fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Yours truly,


                                   /s/ BLAKE, CASSELS & GRAYDON LLP